Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS
June 9, 2004	AMEX-TPY

TIPPERARY CORPORATION’S AUSTRALIAN SUBSIDIARY

SIGNS A$150 MILLION LONG-TERM CREDIT FACILITY

Facility Replaces Bridge Financing and Will Fund Ongoing Development
of Comet Ridge Coalseam Gas Project

DENVER, COLORADO — Tipperary Corporation (AMEX-TPY), an independent oil and gas company, today announced that its Australian subsidiary, Tipperary Oil & Gas (Australia) Pty Ltd (TOGA), has signed the facility agreement for an A$150 million long-term senior credit facility provided by Australia and New Zealand Banking Group Limited and BOS International (Australia) Limited.  The facility, equivalent to US$105 million, replaces higher-interest bridge financing, and also will fund Tipperary’s and TOGA’s share of ongoing development costs of the Comet Ridge coalseam gas project in Queensland, Australia.

Funds from the facility are expected to be available over five years and repayable in variable portions beginning in 2007 and concluding in 2014.  The facility’s effective interest rate, including amortization of fees and expenses, currently approximates 7% to 8% per annum, but varies with the Australian inter-bank rate and other factors.  The facility is secured by, among other things, TOGA’s common stock and Tipperary’s consolidated interest in the Comet Ridge project and is guaranteed for up to five years by Slough Estates plc, the U.K.-based parent of Tipperary’s majority shareholder.

Approximately A$100 million of the facility will be used to repay TOGA’s outstanding debt owed to Slough Estates plc and bearing interest at 13% per annum.  The initial draw down on the new facility is expected later this month.

David Bradshaw, Tipperary CEO, said, “The closing of this new credit facility will reduce interest expense by approximately US$4 million per year, which is of major importance to the Company.  It also brings a new level of recognition to the Comet Ridge project by involving some of the largest energy lenders in Australia.  Our relationship with the banks will position us to respond to the growing gas demand in eastern Australia.”

Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 73% capital interest and a 69.52% pre-royalty revenue interest in southeastern Queensland’s Comet Ridge coalseam gas project and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate,” “estimate,” or “continue,” or comparable words.  In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2003, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

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CONTACTS:

Tipperary Corporation	Pfeiffer High Public Relations, Inc.
Joseph B. Feiten, CFO	Geoff High
303/293-9379	303/393-7044
www.tipperarycorp.com	geoff@pfeifferhigh.com